Board of Directors John B. Dicus, Chairman, President & CEO Morris J. Huey, II Jeffrey M. Johnson Michael T. McCoy, M.D. James G. Morris Reginald L. Robinson Jeffrey R. Thompson Marilyn S. Ward

Management John B. Dicus, Chairman, President & CEO Natalie G. Haag, Executive Vice President & Corporate Secretary Rick C. Jackson, Executive Vice President Daniel L. Lehman, Executive Vice President Carlton A. Ricketts, Executive Vice President Kent G. Townsend, Executive Vice President Tara D. Van Houweling, First Vice President James D. Wempe, VP - Investor Relations

Safe Harbor Disclosure Except for the historical information contained in this presentation, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in Capitol Federal Financial, Inc.’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in Capitol Federal Financial, Inc.’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by Capitol Federal Financial, Inc. with the SEC. Actual results may differ materially from those currently expected. These forward- looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this presentation. Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

Selected Balance Sheet Data September 30, 2016 2015 (in thousands) Total Assets $ 9,267,247 $ 9,844,161 Total Loans $ 6,958,024 $ 6,625,027 Total Deposits $ 5,164,018 $ 4,832,520 Total Borrowings $ 2,572,389 $ 3,470,521 Total Stockholders' Equity $ 1,392,964 $ 1,416,226

Financial Performance FY 2016 Net Income (in thousands) $83,494 Earnings Per Share (basic & diluted) $0.63 Net Interest Margin* 2.10% Return on Average Assets* 0.88% Return on Average Equity* 5.78% *Adjusted to exclude the effects of the daily leverage strategy

Efficiency Ratio 43.76% Operating Expense Ratio 0.84% Non-performing Assets to Total Assets 0.35% Equity to Total Assets 15.0% Financial Performance FY 2016

Calendar Year 2016 Dividends (in thousands) Regular quarterly dividends* $ 45,305 True Blue® Capitol dividend (June) 33,274 True-up dividend (December) 38,835 Total cash dividends paid in 2016 $ 117,414 *Paid in February, May, August, and November.

Calendar Year Dividend History $0 $25,000 $50,000 $75,000 $100,000 $125,000 $150,000 2012 2013 2014 2015 2016 (in thousands)

Calendar Year Dividend History $0 $25,000 $50,000 $75,000 $100,000 2012 2013 2014 2015 2016 Regular Dividends (includes true-up dividends) Named Capital Dividends (in thousands)

Cumulative Cash Returned to Stockholders †Includes named capital dividends paid (in millions) $1,126.0 Share Repurchases Stockholder Dividends $368.0 31,009,944 Shares Avg. Price of $11.87 $5.26 per Share $0.0 $250.0 $500.0 $750.0 $1,000.0 $1,250.0 Since 2nd Step Corporate Reorganization $758.0 †

Payment of Dividends •CFFN declared a regular quarterly dividend of $0.085 per share on January 24, 2017. •For fiscal year 2017, it is the intent of our Board and management to pay out 100% of our net income. •Dividends will be paid in a combination of quarterly and true-up cash dividends.

Strength and Value •Single-Family Portfolio Lender •Retail Financial Services •Excellent Asset Quality •Strong Cost Controls •Interest Rate Risk Management •Strong Capital Position •Stockholder Value

•Continued strategy of making the balance sheet more efficient by increasing the balance of loans and deposits while decreasing the balance of securities and borrowings. •Balance of correspondent loans grew to $2.21 billion at September 30, 2016 by utilizing correspondent lending relationships in 28 states. •Continued growth of our commercial real estate loan portfolio primarily through loan participations with our correspondent lending relationships. Strength and Value

•Continued the daily leverage strategy during fiscal year 2016, which added $2.3 million to net income. •Continued focus on cost controls through technology efficiencies and enhancements. •Cash dividends attributed to our fiscal year 2016 earnings were $0.63 per share, representing a $0.05 per share increase over the previous fiscal year. •Paid out 100% of our earnings for the sixth consecutive year. Strength and Value

Daniel Lehman, Executive Vice President Chief Retail Operations Officer Executive Management

Questions & Answers

Director Marilyn Ward, who has served as a director of Capitol Federal Savings since 1977 and of the Company's predecessor since its inception in March 1999, will retire from the Board of Directors upon the conclusion of her current term following this meeting. The Company thanks Ms. Ward for her guidance and 39 years of dedicated service. Marilyn S. Ward, Director

Ms. Cole has served as Westar Energy’s Vice President, Corporate Communications and Public Affairs, since 2014. Ms. Cole is responsible for all communication, media, branding, philanthropy and government relations matters for Westar Energy. From 2003 to 2014, Ms. Cole served as Vice President, Corporate Communications and Brand Strategy, for Security Benefit Corporation. Ms. Cole is an Accredited Business Communicator (ABC) with the International Association of Business Communicators. Ms. Cole’s extensive background in all aspects of corporate communications brings to the Board knowledge and experience that enhances the Board’s oversight of those aspects of the Company’s operations that work to maintain and enhance value and ensure appropriate communications both inside and outside of the Company. Michel’ Philipp Cole, Director

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